Exhibit 10.1

Dear Jody,

The following letter will serve as our agreement regarding our strategic relationship between M. Block & Sons (M. Block) and Tag Industries, Inc. (TAG).

1.   TAG and M. Block will share an exclusive relationship on the attached list of accounts for all lighting products. Any business done with these accounts will be performed together in a jointly exclusive relationship.

2.    We will sell Clear-Lite™ brand, private label and direct import business through M. Block only, to any account on the approved list (see attached), subject to our mutual agreement on pricing & programs.

3.   Any change on accounts on this list will require a mutual approval in writing.

4.    TAG will provide and pay for all the product sourcing, marketing strategies and Independent Sales agencies. Any pricing and programs will be approved by M. Block before they can be considered official.

5.   M. Block will perform all the logistics for such activities as billing, shipping, EDI, and importing of product.

6.   All accounts on the list will require M. Blocks approval for billing and invoicing terms and programs.

7.   All customer purchases will be placed directly with M. Block Subject to their final approvals.

8.   All orders will be based on approved pricing provided to M. Block from TAG.

9.   M. Block will place all orders with TAG with a Transferable Domestic Letter of Credit, unless mutually agreed upon in written.

10.       M. Block will receive a 2% Discount for the above mentioned Transferable Domestic Letter of Credit.

11.       M. Block will be responsible for transportation) duty, etc. when importing these products.

12.       TAG, has provided to M. Block Net/Net/Net/Net pricing that will allow M. Block to accrue a 3% Defective allowance. In most cases 2% will be passed through to customer with M. Block holding back an additional 1%.

13.       If M. Block’s actual defective exceeds 3%, TAG will compensate M. Block for the difference in the form of an approved credit memo.  This clause also applies to catastrophic defectives.

14.       In the event there are no funds due to TAG from M. Block for open credits, TAG agrees to pay M. Block via check 30 days after the mutually agreed upon balance has been established.

15.       TAG will add M. Block as an additional insured on TAG’s product liability policy.

16.       TAG will indemnify M Block against any and all liability, loss, or expense occasioned by any actual or alleged patent or trademark infringement arising from our sue, sale or offering for sale of any merchandise covered by this agreement.

17.       The term period of this agreement will be for 36 months from the date signed. Any renewal periods will require mutual agreement.

We want to thank you for all your support and look forward to building a long term relationship together.

Please add your thoughts.

If everything meets with you approval, please sign and E-Mail back to us an approved copy.

Sincerely,

Thomas J. Irvine, President & CEO, TAG Industries, Inc.

Approved by:

TAG Industries, Inc.

By: /s/ Thomas J. Irvine
Name: Thomas J. Irvine
Title: President and Chief Executive Officer
Date: May 14, 2008

M. Block & Sons

By: /s/ Jody Fellows
Name: Jody Fellows
Title: VP of Purchasing
Date: May 14, 2008